For Release:	April 16, 2007
Media Contact:	Bethany Sherman, NASDAQ 212.401.8714
Investor Contact:	Vincent Palmiere, NASDAQ 212.401.8742

NASDAQ ANNOUNCES PRELIMINARY FIRST QUARTER 2007 RESULTS

New York, N.Y.—The Nasdaq Stock Market, Inc. (“NASDAQ®”; Nasdaq: NDAQ), announced today its preliminary results for the first quarter 2007.

For the quarter, NASDAQ expects net income to be $18.3 million, or $0.14 per diluted share. Operating income is expected to be $81.4 million and gross margin to be $192.1 million. Expected to be included in first quarter results are $24.9 million in acquisition related charges associated with NASDAQ’s offer for the London Stock Exchange.

David Warren, NASDAQ’s Chief Financial Officer commented, “We are extremely pleased with our first quarter operating results, especially with the increase in operating income. These results demonstrate our ability to successfully execute a plan to drive growth in our business.”

Mr. Warren continued, “Based on the lapse of our offer for the London Stock Exchange in February 2007, it was determined that previously discussed costs incurred as a result of our bid be expensed in the first quarter 2007. These expenses will have the impact of reducing diluted earnings per share by $0.10 per share for the quarter.”

As previously announced NASDAQ will release final first quarter 2007 results on Thursday, April 19, 2007. Conference call information can be found at the NASDAQ Investor Relations website at http://ir.nasdaq.com/.

NASDAQ® is the largest electronic equity securities market in the United States. With approximately 3,200 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to category-defining companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology industries. For more information about NASDAQ, visit the NASDAQ Web site at www.nasdaq.com or the NASDAQ NewsroomSM at www.nasdaqnews.com. NDAQF

Cautionary Note Regarding Forward-Looking Statements

The matters described herein may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include projections about our future financial results. The Nasdaq Stock Market, Inc. cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. These forward-looking statements include projections which have not been reviewed by independent auditors of NASDAQ. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ’s control. These factors include, but are not limited to, NASDAQ’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in NASDAQ’s annual report on Form 10-K, quarterly reports on Form 10-Q, and periodic reports filed with the U.S. Securities and Exchange Commission. In addition, these statements are based on a number of assumptions that are subject to change. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by NASDAQ that the projections will prove to be correct. We undertake no obligation to release any revisions to any forward-looking statements.